-------------------------------
                                                         OMB APPROVAL
                                                -------------------------------
                                                OMB Number:         3235-0145
                                                Expires:    December 31, 1997
                                                Estimated average burden
                                                hours per response......14.90
                                                -------------------------------


                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 5)*


                           ISIS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  464330 0 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 16 Pages

                                               Page     2    of     16    Pages
                                                    --------    ---------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             BESSEMER VENTURE PARTNERS II L.P. ("Bessemer II")
             13-3174238
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) X
                                                                 (b)

--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             759,566 shs.
           NUMBER OF
                                  ---------------------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0- shs.

                                  ---------------------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          759,566 shs.

                                  ---------------------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             759,566 shs.

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.96%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 16 Pages

                                               Page     3    of     16    Pages
                                                    --------    ---------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             DEER II & CO. LLC ("Deer II")   (Deer II is the General Partner of
             13-3174240                      Bessemer II.  Therefore, the shares
                                             reported on this page are the same
                                             as those reported on p.2)
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) X
                                                                   (b)

--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             759,566 shs.
           NUMBER OF
                                  ---------------------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0- shs.

                                  ---------------------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          759, 566 shs.

                                  ---------------------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             759,566 shs.

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.96%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 16 Pages

                                               Page     4    of     16    Pages
                                                    --------    ---------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             BESSEMER VENTURE PARTNERS III L.P. ("Bessemer III")
             11-3197697
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) X
                                                                  (b)

--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             770,124 shs.
           NUMBER OF
                                  ---------------------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0- shs.

                                  ---------------------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          770,124 shs.

                                  ---------------------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0- shs.

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             770,124 shs.

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.00%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 16 Pages

                                               Page     5    of     16    Pages
                                                    --------    ---------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             DEER III & CO. LLC ("Deer III")  (Deer III is the General Partner
             11-3197696                       of Bessemer III.  Therefore, the
                                              shares reported on this page are
                                              the same as those reported on p.4)
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) X
                                                                  (b)

--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             770,124 shs.
           NUMBER OF
                                  ---------------------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0- shs.

                                  ---------------------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          770,124 shs.

                                  ---------------------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0- shs.

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             770,124 shs.

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.00%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 16 Pages

                                               Page     6    of     16    Pages
                                                    --------    ---------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             BESSEMER VENTURES, INC. ("BVI")
             13-3175227
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)
                                                                 (b) X

--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             -0-
           NUMBER OF
                                  ---------------------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-

                                  ---------------------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          -0-

                                  ---------------------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0-

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.00%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CP

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 16 Pages

                                               Page     7    of     16    Pages
                                                    --------    ---------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             NEILL H. BROWNSTEIN
             ###-##-####
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)
                                                                 (b) X

--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.

--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             74,073 shs.
           NUMBER OF
                                  ---------------------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-

                                  ---------------------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          74,073 shs.

                                  ---------------------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             74,073 shs.

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.29%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 16 Pages

                                               Page     8    of     16    Pages
                                                    --------    ---------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             ROBERT H. BUESCHER
             ###-##-####
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)
                                                                  (b) X

--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.

--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             9,666 shs.
           NUMBER OF
                                  ---------------------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-

                                  ---------------------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          9,666 shs.

                                  ---------------------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             9,666 shs.

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.04%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 16 Pages

                                               Page     9    of     16    Pages
                                                    --------    ---------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             WILLIAM T. BURGIN
             ###-##-####
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)
                                                                  (b) X

--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.

--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             104,859 shs.
           NUMBER OF
                                  ---------------------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-

                                  ---------------------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          104,859 shs.

                                  ---------------------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             104,859 shs.

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.41%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 16 Pages

                                             Page     10    of     16    Pages
                                                 ----------    ---------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             G. FELDA HARDYMON
             ###-##-####
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)
                                                                     (b) X

--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------------------------------------------------------

                                      5      SOLE VOTING POWER

                                             34,545 shs.
           NUMBER OF
                                  ---------------------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-

                                  ---------------------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          34,545 shs.

                                  ---------------------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             34,545 shs.

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.13%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 10 of 16 Pages

                                              Page     11    of     16    Pages
                                                   ---------    ---------

------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             CHRISTOPHER F.O. GABRIELI
             ###-##-####
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)
                                                                   (b) X

------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
------------ -------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             163,062 shs.
           NUMBER OF
                                  ---------- -----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-

                                  ---------- -----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          163,062 shs.

                                  ---------- -----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             163,062 shs.

------------ -------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.63%

------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN

------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 11 of 16 Pages

                                             Page     12    of     16    Pages
                                                  ---------    ---------

------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             MICHAEL I. BARACH
             ###-##-####
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)
                                                                 (b) X

------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.

------------ -------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             1,449 shs.
           NUMBER OF
                                  ---------- -----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-

                                  ---------- -----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          1,449 shs.

                                  ---------- -----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,449 shs.

------------ -------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.006%

------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN

------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 12 of 16 Pages

Item 1.

(a)   Name of Issuer:

                           ISIS Pharmaceuticals, Inc.

(b)   Address of Issuer's Principal Executive Office:

                           2280 B Faraday Avenue
                           Carlsbad, California  92008



Item 2.

         (a), (b) and (c) Name of Persons Filing, Address of Principal Business Office and Citizenship:


                  This statement is filed by Bessemer Venture Partners II L.P. and Bessemer Venture Parnters III L.P. (collectively referred to as "Bessemer"), both Delaware limited partnerships having their principal office at 1025 Old Country Road, Suite 205, Westbury, New York, 11590. Bessemer's principal business is making venture capital investments for its own account and is carried on at its principal office.

     This statement is also filed by Deer II & Co. LLC, a Delaware general partnership whose partners are Neill H. Brownstein, Robert H. Buescher, William
T. Burgin, G. Felda Hardymon and Christopher Gabrieli, and by Deer III & Co. LLC, a Delaware general partnership whose partners are Neill Brownstein*, Robert
H. Buescher, William T. Burgin, G. Felda Hardymon, Christopher F.O. Gabrieli, Michael I. Barach and David J. Cowan. All of such individuals are United States citizens. This statement is also filed by each of such individuals (except David
J. Cowan). Deer II & Co. LLC and Deer III & Co. LLC are, respectively, the General Partners of Bessemer Venture Partners II L.P. and Bessemer Venture Partners III L.P. and have their principal offices at the same address as Bessemer. The principal business of Deer II & Co. LLC and Deer III & Co. LLC is making venture capital investments for the account of Bessemer and is carried on at their principal offices, at 3000 Sand Hill Road, Menlo Park, CA 94025 and at 83 Walnut Street, Wellesley Hills, MA 02181-2101. Mr. Brownstein's and Mr. Cowan's principal business address is the Menlo Park address. Mr. Buescher's is the principal office of Bessemer. Mr. Burgin's Mr. Hardymon's, Mr. Gabrieli's and Mr. Barach's principal business address is the Wellesley Hills address.

*As of January 1, 1995 Mr. Brownstein became a Special General Partner of Bessemer III with no power to participate in the management of its affairs.

                  This statement is also filed by Bessemer Ventures, Inc. ("BVI"), a Delaware corporation which is the principal limited partner of Bessemer and whose principal business office is at 630 Fifth Avenue, New York, NY 10111. BVI is a wholly-owned subsidiary of Bessemer Securities Corporation, a Delaware corporation and a privately-held investment company, whose principal business address is the same as BVI's.

 (d)   Title of Class of Securities:

                           Common Stock


                              Page 13 of 16 Pages

(e)   CUSIP Number:

                           464330 0 10 9



Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not Applicable



Item 4.  Ownership as of December 31, 1995

                  Items 5 through 9 and Pages 2-12 of this Statement incorporated herein by reference.

Item 5.  Ownership of Five Percent or Less of a Class

                  Not applicable.



Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.



Item 8.  Identification and Classification of Members of the Group

                  See the answer to Item 2(a), (b) and (c).



Item 9.  Notice of Dissolution of Group

                  Not applicable.




                              Page 14 of 16 Pages

Item I0.  Certification

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:            February 12, 1997


                                 BESSEMER VENTURE PARTNERS II L.P.

                                 By:      Deer II & Co. LLC, General Partner

                                 By:     /s/ Robert H. Buescher
                                     -----------------------------------------
                                          Robert H. Buescher, Manager


                                 DEER II & Co. LLC

                                 By:     /s/ Robert H. Buescher
                                     -----------------------------------------
                                          Robert H. Buescher, Manager


                                 BESSEMER VENTURE PARTNERS III L.P.

                                 By:      Deer III & Co. LLC, General Partner

                                 By:     /s/ Robert H. Buescher
                                     -----------------------------------------
                                          Robert H. Buescher, Manager


                                 DEER III & Co. LLC

                                 By:     /s/ Robert H. Buescher
                                     -----------------------------------------
                                          Robert H. Buescher, Manager


                                 BESSEMER VENTURES, INC.

                                 By:                        *
                                     -----------------------------------------
                                      Robert H. Buescher, Attorney-in-Fact


                                 NEILL H. BROWNSTEIN

                                 By:                        *
                                     -----------------------------------------
                                      Robert H. Buescher, Attorney-in-Fact



                              Page 15 of 16 Pages

                                 WILLIAM T. BURGIN

                                 By:                        *
                                     -----------------------------------------
                                      Robert H. Buescher, Attorney-in-Fact


                                 G. FELDA HARDYMON

                                 By:                        *
                                     -----------------------------------------
                                      Robert H. Buescher, Attorney-in-Fact


                                 CHRISTOPHER F.O. GABRIELI

                                 By:                        *
                                     -----------------------------------------
                                      Robert H. Buescher, Attorney-in-Fact


                                 MICHAEL I. BARACH

                                 By:                        *
                                     -----------------------------------------
                                      Robert H. Buescher, Attorney-in-Fact



                                      /s/ Robert H. Buescher
                                     -----------------------------------------
                                      Robert H. Buescher for himself and as
                                      Attorney-in-Fact for the above parties
                                      having an asterisk (*) above their
                                      signature line